Exhibit 32.1
Certification of Chief Executive Officer
Pursuant to Rule 13a-14(b) or 15d-14(b) under the Securities Exchange Act of 1934
     In connection with the quarterly report of NGAS Resources, Inc. on Form 10-Q for the quarter ended March 31, 2007, as filed with the Securities Exchange Commission on the date hereof under the Securities Exchange Act of 1934, as amended, the undersigned, William S. Daugherty, Chairman, Chief Executive Officer and President of NGAS Resources, Inc., certifies pursuant to Rule 13a-14(b) or 15d-14(b) under the Exchange Act that:
     1. The report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and
     2. The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of NGAS Resources, Inc. as of the date and for the periods reported therein.

/s/ William S. Daugherty

William S. Daugherty
Chairman, Chief Executive Officer and President
May 10, 2007